EXHIBIT 99.1

American National Announces Financial Results for 2015

GALVESTON, Texas, Feb. 23, 2016 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced 2015 net income of $242,988,000 or $9.02 per diluted share compared to net income of $245,335,000 or $9.11 per diluted share for 2014.

After-tax operating income for 2015 of $153,423,000 or $5.70 per diluted share, decreased from $205,208,000 or $7.62 per diluted share for 2014. After-tax operating income excludes realized investment earnings, which is comprised of realized investment gains, equity in earnings (losses) of unconsolidated affiliates and income (loss) from non-controlling interests. Realized investment earnings for 2015 totaled $89,565,000 or $3.32 per diluted share compared to $40,127,000 or $1.49 per diluted share for 2014. The increase in realized investment earnings was primarily due to the sale of certain real estate holdings in unconsolidated joint ventures during the first and third quarters of 2015.

Net income for the fourth quarter of 2015 totaled $62,940,000 or $2.33 per diluted share, compared to $68,968,000 or $2.56 per diluted share in 2014.

After-tax operating income for the fourth quarter of 2015 was $45,797,000 or $1.69 per diluted share, compared to $59,196,000 or $2.20 per diluted share in 2014. Realized investment earnings for the fourth quarter of 2015 totaled $17,143,000 or $0.64 per diluted share compared to $9,772,000 or $0.36 per diluted share in 2014.

At December 31, 2015, Stockholders’ Equity totaled $4.4 billion, a 0.6% increase from December 31, 2014. Book value per diluted share increased to $165.20 at December 31, 2015 from $164.48 at December 31, 2014.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended		Years Ended
	December 31,		December 31,
		As adjusted**		As adjusted**
	2015	2014	2015	2014

Revenues	$843,523,000	$777,198,000	$3,017,455,000	$3,050,590,000
After-tax earnings:
Operating income ***	$45,797,000	$59,196,000	$153,423,000	$205,208,000
Realized investment earnings ***	17,143,000	9,772,000	89,565,000	40,127,000
Net income	$62,940,000	$68,968,000	$242,988,000	$245,335,000

Per share earnings:
Operating income – Diluted ***	$1.69	$2.20	$5.70	$7.62
Realized investment earnings – Diluted ***	0.64	0.36	3.32	1.49
Net income – Diluted	$2.33	$2.56	$9.02	$9.11

Weighted average number of shares upon which computations are based:
Diluted	26,963,519	26,915,253	26,950,066	26,918,670
Basic	26,909,460	26,807,616	26,876,522	26,802,841

		As of
			As adjusted**
		December 31, 2015	December 31, 2014

Book value per diluted share		$165.20	$164.48

* Results are preliminary and unaudited.

** 2014 amounts have been adjusted for the adoption of ASU 2014-01.

*** Operating income excludes realized investment earnings, which is comprised of realized investment gains, equity in earnings (losses) of unconsolidated affiliates, and income (loss) from non-controlling interests, after-tax. Net income is the sum of operating income and realized investment earnings.

American National Insurance Company, headquartered in Galveston, Texas, was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies.

American National is also a family of companies that has, on a consolidated GAAP basis, $23.7 billion in assets, $19.3 billion in liabilities and $4.4 billion in stockholders’ equity. American National and its subsidiaries offer a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

Contact: John J. Dunn, Jr. (409) 766-6063